Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces

3rd Quarter Results

•

Third quarter 2010 reported sales totaled $138.9 million, up 3% year-over-year as reported; up 4% on a constant currency basis. Excluding the impact of exiting the non-core vascular and anesthesia businesses, revenue grew a reported 7%

•	Total spine sales grew 14% vs. prior year; spine stimulation rose 9%, and spinal implants and biologics increased 20%

•	Third quarter 2010 reported net income was up 33% from the prior year to $0.48 per diluted share; excluding certain items adjusted net income was up 14% to $0.50 per diluted share

•	Third quarter gross margin was 76.8%, up 50 basis points

•	Operating margin increased 60 basis points to 13.7%

Boston, MA, Oct 27, 2010 – Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the third quarter ended September 30, 2010. Total revenue was $138.9 million, an increase of 3% over the third quarter of last year. Third quarter revenue growth on a constant currency basis was 4% excluding the $1.5 million unfavorable impact of foreign currency on third quarter sales. Excluding the impact of the Company exiting its non-core vascular and anesthesia businesses adjusted revenue totaled $136.2 million which was an increase of 7% compared with adjusted revenue in the prior year.

Reported third quarter net income totaled $8.5 million, or $0.48 per diluted share. This represented an increase of 33% compared with reported net income of $0.36 per diluted share in the third quarter of the prior year. Excluding a foreign exchange loss during the quarter, adjusted net income was $0.50 per diluted share, which was an increase of 14% over adjusted net income of $0.44 in the prior year.

The Company’s reported third quarter operating income was $19.0 million, or 13.7% of total revenue. This was a 7% increase over reported operating income of $17.6 million, or 13.1% of revenue, in the prior year. Operating income in the third quarter of 2010 included the impact of $3.7 million in legal expenses associated with the DOJ investigation of the bone growth stimulation industry and the Company’s internal investigation into its compliance with the Foreign Corrupt Practices Act in its subsidiary in Mexico.

“We were very pleased with our third quarter results, which included strong revenue growth in both our spinal implants and biologics and spine stimulation divisions,” said President and CEO Alan Milinazzo. “Additionally, with the improved operating leverage we have achieved as a result of our recent reorganization, we were able to generate solid earnings growth despite the need to absorb higher costs associated with certain ongoing legal matters.”

Guidance

The Company expects to report total fourth quarter revenue of $144 million to $148 million, which would result in total full-year revenue of between $564.5 million and $568.5 million. The Company also expects to report fourth quarter earnings of $0.59 to $0.62 per share, which would result in full-year earnings of between $2.62 and $2.65 per share.

Non-GAAP Performance Measures

The tables below present reconciliations of third quarter revenue and net income calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Revenue” and “Adjusted Net Income” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Consolidated EBITDA” and “Adjusted Sports Medicine Revenue”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP revenue and GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measure

Third Quarter Adjusted Revenue	Q310	Q309	Difference
	($000’s)	($000’s)
Reported GAAP revenue	$138.9	$135.1	2.8%

Specified Items:

Sold vascular business	$(1.9)	$(3.9)
Impact of change in Breg distributor recognition	—	$(0.4)
Exited anesthesia business	$(0.8)	$(3.0)

Adjusted net income	$136.2	$127.8	6.6%

NOTE: Some calculations may be impacted by rounding

Reconciliation of Non-GAAP Performance Measure

Third Quarter Adjusted Net Income	Q310		Q309
	($000’s)	EPS	($000’s)	EPS
Reported GAAP net income	$8,520	$0.48	$6,188	$0.36

Specified Items:

Loss on interest rate swap	—	—	$137	$0.01
Foreign exchange loss	$411	$0.02	$501	$0.03
Strategic investments	—	—	$450	$0.02
Reorganization/consolidation costs	—	—	$376	$0.02

Adjusted net income	$8,931	$0.50	$7,652	$0.44

NOTE: Some calculations may be impacted by rounding

Revenue

Total third quarter sales in the Company’s spine sector were up 14% year-over-year, to $77.4 million. Spine stimulation revenue increased 9%, to $43.2 million, driven by the continued success of the Company’s devices, which include the only FDA-approved stimulator for the cervical spine. Spinal implants and biologics revenue was $34.2 million, which was 20% higher than the third quarter of 2009. The year-over-year growth in spinal implants and biologics revenue was primarily due to an increase in U.S. sales of the Firebird™ pedicle screw system, Pillar™ SA interbody device, and the Trinity® Evolution™ allograft.

Third quarter revenue in Orthofix’s orthopedic business was $34.0 million, which was an increase of 2%, and represented growth of 6% on a constant currency basis, compared with the prior year. The constant currency revenue growth was driven primarily by international sales of the Company’s internal and external fixation devices and U.S. sales of Trinity Evolution.

Sports medicine revenue in the third quarter decreased 4% as reported, compared with 2009, to $23.7 million. The decrease in total sales included the impact of a revenue recognition change for one distributor, which resulted in the commission expense related to the distributor now being recorded as a reduction of that distributor’s gross sales Excluding the impact of this change, sports medicine revenue in the third quarter was approximately 2% lower year-over-year.

Other revenue decreased 58% to approximately $3.8 million in the third quarter as a result of the Company’s strategy to eliminate non-core revenue while focusing on increasing its strategic revenue. The decrease was due to the previously announced sale of the Company’s vascular business, as well as the expiration of two laryngeal mask distribution agreements in Italy and the United Kingdom.

Gross Margin

The gross profit margin in the third quarter of 2010 was 76.8%, which was 50 basis points higher than the third quarter of 2009. The year-over-year improvement is primarily due to increased sales of the Company’s higher gross margin products.

Operating Expenses

Third quarter sales and marketing (S&M) expenses were 41.2% of total revenue, which was 50 basis points higher than the third quarter in the prior year. The increase was due primarily to the Company exiting its non-core vascular and anesthesia businesses, which carried lower S&M expenses as a percent of revenue generated.

General and administrative (G&A) expenses in the third quarter of 2010 increased by 10 basis points year-over-year, to 15.5% of total sales. This included the impact of approximately $3.7 million ($2.2 million net of tax, or $0.12 per share) in legal expenses associated with the DOJ’s investigation of the bone growth stimulation industry, as well as costs incurred in connection with the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act at its Promeca subsidiary in Mexico. The G&A ratio in the third quarter of 2009 included $627,000 ($376,200 net of tax, or $0.02 per share) in costs associated with the reorganization and consolidation plan at the Company’s Spinal Implants and Biologics division.

Research and development (R&D) expenses as a percent of revenue were 5.3% in the third quarter of 2010, compared with 5.8% in the prior year. The R&D ratio in the third quarter of the prior year included the impact of a $750,000 ($450,000 net of tax, or $0.02 per share) milestone payment associated with the Company’s strategic agreement with Intelligent Implant Systems.

Other Income and Expenses

Third quarter net interest expense was $3.5 million, compared with net interest expense of $6.4 million in the third quarter of the prior year. The year-over-year decrease reflects a lower outstanding debt balance as well as a lower interest rate resulting from the previously announced payoff of an interest rate swap and the refinancing of the Company’s outstanding long term debt. Additionally, in connection with the refinancing of its debt during the third quarter of this year the Company incurred expenses of approximately $550,000 related to the write-off of remaining capitalized debt placement costs associated with its previous credit agreement.

The Company also incurred a foreign exchange loss of approximately $689,000 ($411,000 net of tax, or $0.02 per share) in the third quarter primarily due to foreign currency adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and are expected to continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the third quarter of 2010 was approximately 40 percent. The year-to-date tax rate was approximately 37%, which is comparable to the year-to-date tax in the prior year.

Cash and Liquidity

Orthofix’s third quarter Consolidated EBITDA as calculated in accordance with the Company’s new credit facility was $26.0 million, which was comparable with Consolidated EBITDA in the third quarter of the prior year. Consolidated EBITDA in the third quarter of 2010 included the impact of $3.7 million in legal expenses associated with the DOJ investigation of the bone growth stimulation industry and the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act at its Promeca subsidiary in Mexico. At the end of the third quarter the Company’s leverage ratio, as defined in its new credit facility, was 2.0, which was below the 3.25 maximum leverage ratio allowed.

Cash flow from operations in the third quarter of 2010 was approximately $7.6 million, compared with cash flow from operations of $11.2 million in the prior year. The year-over-year decrease is primarily attributable to an $8.2 million increase in restricted cash on the cash flow statement. Restricted cash is available for operational and debt repayment purposes for all of the Company’s subsidiaries which are parties to the Company’s credit facility.

The total cash balance of $37.2 million at September 30, 2010 compared with $25.0 million at December 31, 2009. The cash balance at September 30th reflected the impact of a $4.8 million payment to pay off the interest rate swap in the second quarter, as well as approximately $30 million in debt repayments, including a repayment of $4.3 million in the third quarter. Additionally, the Company made a $5 million debt repayment subsequent to the end of the third quarter.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the third quarter of 2010. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S., and (973) 413-6102 outside the U.S., and providing the conference ID 87421. A replay of the call will be available for one week by dialing (800) 332-6854 in the U.S., and (973) 528-0005 outside the U.S., and entering the conference ID 87421.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

– Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$138,906	$135,098	$420,573	$401,618
Cost of sales	32,266	31,985	99,046	101,700

Gross profit	106,640	103,113	321,527	299,918

Operating expenses
Sales and marketing	57,281	55,012	170,756	162,547
General and administrative	21,568	20,819	63,410	64,694
Research and development	7,375	7,863	23,272	25,837
Amortization of intangible assets	1,402	1,668	4,259	4,944
Net gain on sale of vascular operations	20	0	(12,319)	0

	87,646	85,362	249,378	258,022

Operating income	18,994	17,751	72,149	41,896
Other income (expense), net
Interest expense, net	(3,481)	(6,437)	(14,772)	(18,385)
Other expense, net	(674)	(688)	(904)	(586)
Loss on refinancing of credit facility	(550)	0	(550)	0
Gain (loss) on interest rate swap	0	(229)	1,254	1,046

Other income (expense), net	(4,705)	(7,354)	(14,972)	(17,925)

Income before income taxes	14,289	10,397	57,177	23,971
Income tax expense	(5,769)	(4,209)	(20,933)	(8,960)

Net income	$8,520	$6,188	$36,244	$15,011

Net income per common share – basic	$0.48	$0.36	$2.06	$0.88

Net income per common share – diluted	$0.48	$0.36	$2.03	$0.87

Weighted average number of common shares outstanding – basic	17,626,319	17,130,247	17,565,414	17,113,891

Weighted average number of common shares outstanding – diluted	17,836,537	17,215,567	17,824,273	17,174,416

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$15,248	$13,328
Restricted cash	21,987	11,630
Trade accounts receivable, net	132,750	129,777
Inventories, net	85,484	94,624
Deferred income taxes	23,289	20,286
Prepaid expenses and other current assets	34,614	29,849

Total current assets	313,372	299,494

Investments, at cost	345	345
Property, plant and equipment, net	42,362	38,694
Patents and other intangible assets, net	42,794	47,628
Goodwill	176,889	185,175
Deferred taxes and other long-term assets	21,771	19,137

Total assets	$597,533	$590,473

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$2,676	$2,209
Current portion of long-term debt	5,000	3,332
Trade accounts payable	17,739	23,302
Other current liabilities	54,041	59,210

Total current liabilities	79,456	88,053

Long-term debt	217,445	249,132
Deferred income taxes	6,447	6,115
Other long-term liabilities	2,403	6,904

Total liabilities	305,751	350,204

Shareholders’ equity:
Common shares	1,766	1,714
Additional paid-in capital	193,208	177,246
Retained earnings	90,363	54,119
Accumulated other comprehensive income	6,445	7,190

Total shareholders’ equity	291,782	240,269

Total liabilities and shareholders’ equity	$597,533	$590,473

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$36,244	$15,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,510	16,064
Amortization of debt costs	215	199
Provision for doubtful accounts	5,901	5,138
Deferred taxes	(2,767)	(2,015)
Share-based compensation	7,124	7,877
Provision for inventory obsolescence	5,872	6,769
Change in fair value of interest rate swap	(1,254)	(1,046)
Loss on refinancing of credit facility	550	—
Net gain on sale of vascular operations	(12,319)	—
Tax benefit on non-qualified stock options	(1,859)	(2)
Other	507	(131)
Change in operating assets and liabilities:
Restricted cash	(10,339)	(2,141)
Accounts receivable	(10,080)	(18,357)
Inventories	667	(12,832)
Prepaid expenses and other current assets	(4,810)	(4,415)
Accounts payable	(5,072)	2,314
Current liabilities	(4,678)	15,791

Net cash provided by operating activities	19,412	28,224

Cash flows from investing activities:
Capital expenditures	(17,160)	(16,073)
Proceeds from sale of investments held at cost	—	1,711
Net proceeds from sale of assets, principally vascular operations	24,215	—

Net cash provided by (used in) investing activities	7,055	(14,362)

Cash flows from financing activities:
Proceeds from issuance of common shares	7,031	7
Repayments of long-term debt, net	(29,961)	(22,477)
Payment of refinancing fees	(3,986)	—
Proceeds from bank borrowings, net	564	1,581
Cash payment for purchase of minority interest in subsidiary	—	(1,143)
Tax benefit on non-qualified stock options	1,859	2

Net cash used in financing activities	(24,493)	(22,030)

Effect of exchange rate changes on cash	(54)	374

Net increase (decrease) in cash and cash equivalents	1,920	(7,794)
Cash and cash equivalents at the beginning of the year	13,328	14,594

Cash and cash equivalents at the end of the period	$15,248	$6,800

External net sales by market sector

(U.S. Dollars in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2010	2009	Reported Growth	Constant Currency Growth	2010	2009	Reported Growth	Constant Currency Growth
Spine
Stimulation	$43.2	$39.6	9%	9%	$130.0	$117.0	11%	11%
Implants and Biologics	34.2	28.5	20%	20%	97.7	88.0	11%	11%

Total Spine	77.4	68.1	14%	14%	227.7	205.0	11%	11%

Orthopedic	34.0	33.3	2%	6%	106.9	95.4	12%	11%

Sports Medicine	23.7	24.7	-4%	-4%	70.4	73.4	-4%	-4%

Other Products	3.8	9.0	-58%	-56%	15.6	27.8	-44%	-45%

Total	$138.9	$135.1	3%	4%	$420.6	$401.6	5%	4%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliations pertaining to Adjusted Revenue and Adjusted Net Income for the third quarter of 2010, which are included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Consolidated EBITDA

Orthofix International NV

(In thousands)

	Q310	TTM 9/30/10
Orthofix:
Net Income	$8,520	$45,705
Depreciation and Amortization	5,164	21,788
Interest expense	3,493	21,245
Loss on refinancing of senior secured term loan	550	550
Gain on interest rate swap	—	(2,060)
Tax Expense	5,769	27,522
Share-based compensation	1,676	9,999
Net gain on sale of vascular operations	20	(12,319)
Other Non-Cash Charges	766	1,089

Consolidated EBITDA	$25,958	$113,519

NOTE: For the definition of Consolidated EBITDA above, please refer to a copy of the credit agreement, dated August 30, 2010, which was filed as Exhibit 10.1 to Orthofix’s report on Form 8-K filed on August 31, 2010. This document can be found at the SEC’s website at www.SEC.gov.

Adjusted 3rd Quarter Sports Medicine Revenue			%
($ millions)	Q310	Q309	Change
Reported Revenue	$23.7	$24.7	-3.9%

Impact of change in revenue recognition for distributor		$(0.4)

Adj. Sports Med Rev	$23.7	$24.3	-2.4%

NOTE: Some calculations may be impacted by rounding

Section 2

Description of Third Quarter Specified Items

Adjusted Net Income

•

Loss on interest rate swap- realized change in the fair market value of the Company’s interest rate swap. Mark-to-market adjustments were required to be reported in quarterly earnings. The Company paid off the swap approximately one year early in Q210.

•

Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•

Foreign exchange loss- due to translation adjustments resulting from a strengthening of the U.S. dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.

Consolidated EBITDA

•	Depreciation and Amortization- non-cash depreciation and amortization expenses.

•	Interest- interest expense related to outstanding debt.

•	Loss on refinancing of senior secured term loan- the write-off of the remaining capitalized debt issuance costs associated with the Company’s prior credit facility.

•

Gain on interest rate swap- realized change in the fair market value of the Company’s interest rate swap. Mark-to-market adjustments are required to be reported in quarterly earnings. The Company paid off the swap approximately one year early in Q210.

•	Tax expense- income tax expenses incurred by the Company.

•	Share-based compensation- non-cash equity compensation expenses.

•	Net gain on sale of vascular operations- represents the Company’s sale of its vasculat business during the first quarter of 2010.

•	Other non-cash charges- certain non-cash charges including foreign exchange gains and losses, and the amortization of debt issuance costs.

Adjusted Sports Medicine Revenue

•

Impact of change in revenue recognition for distributor- the sales and commission expense in 2009 for one distributor were previously recorded on separate line items on the income statement, but are now netted on the revenue line.

Adjusted Revenue

•

Sold vascular business- the Company sold the assets of its vascular business in Q110. This adjustment excludes revenue from this business generated in Q309 as well as the revenue generated in Q310 from the transition services agreement in place in connection with the sale.

•	Exited anesthesia business- the Company exited its anesthesia business after the expiration of its distribution agreements in the United Kingdom and Italy during Q210 and Q309, respectively.

•

Impact of change in Breg distributor recognition- the sales and commission expense in 2009 for one distributor were previously recorded on separate line items on the income statement, but are now netted on the revenue line.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.